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FORM OF TAX OPINION

October [  ], 2014

HIMCO Variable Insurance Trust

HIMCO VIT American Funds

One Hartford Plaza

Hartford, Connecticut 06155

Hartford Series Fund, Inc.

American Funds HLS Funds

5 Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to each series of the American Funds HLS Funds listed in Schedule I hereto (each an “Acquired Fund” and collectively, the “Acquired Funds”), each a series of Hartford Series Fund, Inc., a Maryland corporation (the “Acquired Fund Trust”), to the holders of the shares of common stock (the “Acquired Fund Shares”) of each Acquired Fund (with respect to each Acquired Fund, the “Acquired Fund Shareholders”), and to each corresponding series of the HIMCO VIT American Funds listed in Schedule II hereto (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), each a series of HIMCO Variable Insurance Trust, a Delaware statutory trust (the “Acquiring Fund Trust”), in connection with the proposed transfer of substantially all of the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange solely for voting shares of common stock of such Acquiring Fund (with respect to each Acquiring Fund, the “Acquiring Fund Shares”) and the assumption of all liabilities of each Acquired Fund by the corresponding Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”), dated as of October [  ], 2014, executed by the Acquired Fund Trust on behalf of each Acquired Fund and by the Acquiring Fund Trust on behalf of each Acquiring Fund.

For purposes of this opinion, we have examined and relied upon: (1) the Plan; (2) the Form N-14 filed by Acquiring Fund Trust with the Securities and Exchange Commission; (3) the related Proxy Statement/Prospectus; (4) the facts and representations contained in the letters dated on or about the date hereof addressed to us from the Acquired Fund Trust on behalf of Acquired

Fund and from the Acquiring Fund Trust on behalf of Acquiring Fund; and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1.              The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code.

2.              Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.              Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.              Acquiring Fund will recognize no gain or loss upon receiving the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.

5.              The adjusted basis to Acquiring Fund of the assets of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those assets in the hands of Acquired Fund immediately before the exchange.

6.              Acquiring Fund’s holding periods with respect to the assets of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those assets were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.              The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.              The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.              An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We consent to the use of this opinion as an exhibit to the N-14 referred to above and to the reference to Dechert LLP under the heading “Tax Considerations” in the Information Statement/Prospectus.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

SCHEDULE I

American Funds Asset Allocation HLS Fund

American Funds Blue Chip Income and Growth HLS Fund

American Funds Bond HLS Fund

American Funds Global Bond HLS Fund

American Funds Global Growth HLS Fund

American Funds Global Growth and Income HLS Fund

American Funds Global Small Capitalization HLS Fund

American Funds Growth HLS Fund

American Funds Growth-Income HLS Fund

American Funds International HLS Fund

American Funds New World HLS Fund

SCHEDULE II

HIMCO VIT American Funds Asset Allocation Fund

HIMCO VIT American Funds Blue Chip Income and Growth Fund

HIMCO VIT American Funds Bond Fund

HIMCO VIT American Funds Global Bond Fund

HIMCO VIT American Funds Global Growth Fund

HIMCO VIT American Funds Global Growth and Income Fund

HIMCO VIT American Funds Global Small Capitalization Fund

HIMCO VIT American Funds Growth Fund

HIMCO VIT American Funds Growth-Income Fund

HIMCO VIT American Funds International Fund

HIMCO VIT American Funds New World Fund